Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13G (including amendments thereto) with respect to ordinary shares, $0.0000005 par value per share, of KongZhong Corporation (the “Ordinary Shares”) and American Depositary Shares, each representing 40 Ordinary Shares, and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning the undersigned or contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the other.

Dated as of December 17, 2015

WARGAMING GROUP LIMITED

By:	/s/ Evangelos Georgiou
Name:	Evangelos Georgiou
Title:	Managing Director

VICTOR KISLYI

/s/ Victor Kislyi